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                                                                    Exhibit 10.1

                 2007 EXECUTIVE INCENTIVE CASH COMPENSATION PLAN
                          (measured and paid quarterly)

PARTICIPANTS: SPSS Executive Officers

OBJECTIVE:    To provide cash incentives that reward executives for the delivery of superior corporate performance in achieving specific measurable results that drive growth in stockholder value.

PAID: As soon as practical after the close of each fiscal quarter, after approval by the Compensation Committee.

2007 TARGETS: Executive's Incentive Cash Target will be based on Revenue (30%) /
              EPS (70%) - with the exception of the Senior Vice President - Worldwide Sales whose target will be based on Revenue (70%) / EPS (30%). All amounts will be measured on a GAAP reported basis.

              - REVENUE: The quarterly revenue target is defined as the
                         applicable quarterly revenue target set forth in the 2007 Business Plan as approved by the Board of Directors and as re-affirmed or adjusted each quarter by the Compensation Committee of the Board.

              - EPS: The quarterly earnings per share target is defined as the applicable quarterly earning per share targets set forth in the 2007 Business Plan as approved by the Board of Directors and as re-affirmed or adjusted each quarter by the Compensation Committee of the Board.

              The Compensation Committee may adjust the Plan targets and/or payment calculation, as necessary, to insure comparability or to recognize the positive or negative impact of any items deemed to be inconsistent with the originally approved Plan such as unanticipated organizational changes (including acquisitions and divestitures), one-time, unusual, prior year items or non-operating items impacting the GAAP reported Revenue and/or EPS.

CALCULATION AND PAYMENT AMOUNT:

              - REVENUE: An executive's cash incentive will be paid at 100% of executive's applicable approved incentive compensation for achievement of 100% of the Revenue target, plus or minus 10% for each $100,000 difference from Revenue target (calculated proportionally).

              - EPS: An executive's cash incentive will be paid at 100% of executive's applicable approved incentive compensation for achievement of 100% of EPS target.

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                         -    An executive's cash incentive will be paid at 50%
                              of executive's applicable approved incentive compensation for achievement of $0.01 below EPS target and no payment for achievement of EPS target $0.02 or more below EPS target. (Incentive payment will be calculated proportionally between $0.01 and $0.02 below target).

                         - For the achievement of EPS above target amount, executive's cash incentive will be paid at 100% plus an additional payment from the "Incentive Pool" (as defined below) equal to the executive's relative percentage share (calculated as the executive's approved incentive compensation divided by the sum of the approved incentive compensation for all individuals participating in this Executive Incentive Cash Compensation Plan) times the amount of the Incentive Pool.

                         - The "Incentive Pool" will be equal to one-third the amount that net income exceeds the net income equivalent to the EPS target. (Note: payments relative to the Incentive Pool will not be in excess of incentive pool accrual recorded.)

              - The final calculation and approval of payment of incentives to executives is at the sole discretion and approval of the Compensation Committee of the Board of Directors.